FOR IMMEDIATE RELEASE

CONTACT:
Mary Abood
Vice President, Corporate Communications
216-931-9551 or 216-696-7000, Ext. 9551
or mabood@penton.com

PENTON BOARD APPOINTS NEW INDEPENDENT DIRECTOR,
MAY 31, 2005 IS SET AS RECORD DATE FOR JULY 19 ANNUAL MEETING

CLEVELAND, OH – April 26, 2005 – Penton Media, Inc.’s (OTCBB: PTON) Board of Directors on April 20 appointed Harlan A. Levy a director with a term expiring at the Company’s annual stockholders meeting in 2007.

Levy, age 49, is a partner in the New York City office of Boies, Schiller & Flexner. He is an accomplished trial lawyer whose main practice areas include commercial litigation and criminal defense. He joined the firm in 2000.

Mr. Levy was an Assistant District Attorney in New York County from 1987 to 1995. He was an associate at the law firm Cahill Gordon & Reindel in New York City from 1981 to 1984 and was a law clerk in the U.S. Court of Appeals for the Second Circuit from 1980 to 1981.

Mr. Levy earned his J.D. from Columbia University School of Law in 1980 and his Bachelor of Arts degree from Amherst College in 1977.

Penton’s Board also voted to increase the number of directors to eight, with Mr. Levy now holding the eighth director seat.

The Board scheduled Penton’s 2005 stockholders meeting for July 19, 2005, and set
May 31, 2005, as the record date for the meeting. The meeting will be held in the Company’s Cleveland offices.

Penton (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; business technology/enterprise IT; leisure/hospitality; manufacturing; mechanical systems/construction; health/nutrition and natural and organic products; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business markets.

# # #